Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-17569, 333-82405, 333-47142, 333-52352 and 333-96617) of TeleTech Holdings, Inc. of our report dated February 7, 2007, except for Note 2, as to which the date is July 16, 2008, with respect to the consolidated financial statements of TeleTech Holdings, Inc. as of December 31, 2006 and for each of the two years in the period then ended included in the Annual Report (Form 10-K) of TeleTech Holdings, Inc. for the year ended December 31, 2007.

/s/  Ernst & Young LLP

Denver, Colorado
July 16, 2008